Sub-Adviser,"Loomis, Sayles & Company, L.P."
Fund Name,PFI Global Multi-Strategy Fund
Issuer,Chesapeake Energy Corporation
Date of Purchase,12/06/2016
Underwriter From Whom Purchased,Wells Fargo
Securities LLC
Affiliated/Principal Underwriter of
Syndicate,Natixis
 Purchase Price ,$92.52
Aggregate % of Issue Purchased by the Firm,1.47%
" Commission, Spread or Profit ",1.00%
Fair & Reasonable Commission (Y/N) (1),Y